Exhibit 4

(Information provided as of June 23, 2003 in response

to Items 2 through 6 of Schedule 13D)

Executive Officers and Directors of

PEC Israel Economic Corporation

Address is: 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel

(citizenship the same as country of residence unless otherwise noted)

Name and Address	Position	Current Principal Occupation

Oren Lieder 3 Azrieli Center, The Triangular Tower 43rd floor, Tel-Aviv 67023, Israel	President & Director	Senior Vice President & CFO of DIC

Joseph Douer 3 Azrieli Center, The Triangular Tower 43rd floor, Tel-Aviv 67023, Israel	Director	Senior Vice President of DIC

Raanan Cohen 3 Azrieli Center, The Triangular Tower 43rd floor, Tel-Aviv 67023, Israel	Director	Vice President of DIC

Michel Dahan 3 Azrieli Center, The Triangular Tower 43rd floor, Tel-Aviv 67023, Israel	Director & Treasurer	Comptroller of DIC

James I. Edelson 511 Fifth Avenue, New York, N.Y. 10017, U.S.A.	Director	Associate General Counsel of Overseas Shipholding Group, Inc.

Based on information provided to the Reporting Persons, during the past five years, none of the persons listed above has been convicted, or is subject to a judgment, decree or final order, in any of the legal proceedings enumerated in Items 2 (d) and 2 (e) of Schedule 13D.